February 25, 2025

John Szczepanski
92 Manhattan Ave
Tuckahoe, NY 10707
jeszcze@verizon.net

Dear John,

On behalf of The Children’s Place, it is my pleasure to confirm our offer of employment for the position of Chief Financial Officer, reporting to Muhammad Umair, President & Interim CEO. Your offer of employment is contingent upon the successful completion of your background check. Details of our offer are as follows:

oCOMMENCEMENT OF EMPLOYMENT: March 31, 2025

oANNUAL BASE SALARY: $525,000

oBONUS: You will be eligible to participate in our annual management incentive plan beginning with our 2026 Performance Review cycle, which is based on our 2025 fiscal year. Your target bonus will be 60% of your annual salary.

We believe that achieving our annual financial and business objectives is important to executing our business strategy and delivering value to our stockholders. The Children’s Place Management Incentive Plan (the “Bonus Plan”) is designed to reward eligible associates for their role in achieving these objectives. The Company must meet threshold funding requirements to make bonus payments. Once the bonus pool is funded at a given level, the Company will consider an associate’s target percentage. Actual bonus payouts may differ based on Company and individual performance and remain subject to the Board’s discretion and final approval. An associate must achieve an overall performance rating of “Meets Expectations” at his or her annual review to be bonus eligible. The Company reserves the right to modify the plan at any time, with or without notice.

oANNUAL LONG-TERM INCENTIVE AWARD: Based upon your position with the Company, you will receive an annual long-term incentive award.
•Value of Award: $600,000 grant value
•Grant Date: Same date as all other senior executives (approximately May 2025)
•Award Type: The award will be in the form of TRSUs and/or PRSUs. This award will vest in May 2026, May 2027 & May 2028, and in the case of PRSUs, subject to the achievement of performance metrics as determined by the Compensation Committee. The vesting of the award also remains subject to your continued employment as of any vesting date.

oSIGNING BONUS: $200,000 (less applicable withholdings). $100,000 payable with timing of payment following employee’s first payroll period (anticipated to be April 4, 2025, based on the start date above), $50,000 payable with timing of payment following employee’s first payroll period during each of the Company’s third and fourth fiscal quarters in fiscal 2025 (i.e. August and November). In the event you resign your position with the Company prior to the (i) one-year anniversary of the initial payment date (anticipated to be April 4, 2026), you hereby forfeit this signing bonus and agree to reimburse the Company for all amounts paid in full within 30 days following your resignation date; or (ii) two-year anniversary of the initial payment date (anticipated to be April 4, 2027), you hereby forfeit 50% of this relocation bonus and agree to reimburse the Company for that amount paid in full within 30 days following your resignation date.

o401(k) PLAN: You will be eligible as of the first of the month following your commencement date to participate in The Children’s Place 401(k) Savings Plan. Following one year of service, the Company will match on a dollar-for-dollar basis the first 3% of eligible pay you contribute each pay period and then $0.50 for every dollar you contribute between 4% and 5% of your eligible pay. You are 100% vested in the matching contributions. You will receive additional information during your new hire orientation.

oPAID TIME OFF: You will be eligible for 20 days of Paid Time Off (PTO) in every fiscal year (February through January), subject to the Company's accrual policy.  After two years of service your annual PTO allotment will increase to 25 days and after five years of service your annual PTO allotment will increase to 30 days.  The number of days you are eligible to receive during the current fiscal year will be prorated based on your commencement date.  Full-time associates in New Jersey may carry over up to 40 hours of PTO at the end of each year to the next fiscal year.  You will not be paid out any accrued but unused PTO upon termination of employment. Your PTO days do not include (11) Company paid holidays or (1) Religious/Cultural Celebration Day to be used at the associate’s discretion. The Company’s PTO policy and Company paid holidays are subject to change annually. You will receive additional information during your new hire orientation.

oOTHER BENEFITS: You will be eligible for other benefits (long-term disability, health, and life insurance) as of the first of the month following your commencement date.

oSEVERANCE: In the event that your employment is terminated by the Company without “cause,” you will be eligible to receive severance in the form of salary continuation for a period of nine months at your base salary in effect at the time of your termination and continuation of your health and/or dental coverage under the Company’s group health plan for a period of nine months; provided, however, that receipt of the severance is conditioned on your execution of an agreement containing, among other provisions, a release of claims and an agreement of confidentiality, and an agreement of non-solicitation and non- competition for a period of nine months, and that the severance will be automatically reduced by the amount of salary or other like annual remuneration received from employment or engagement as an independent contractor with any other person or entity during the severance period. It is specifically understood that you will not be eligible for the severance provided in this paragraph in the event you voluntarily terminate your employment or are terminated for cause.

oWITHHOLDING: The Company is authorized to withhold from any payment to be made hereunder to you such amounts for income tax, social security, unemployment compensation, excise taxes and other taxes and penalties as in the Company’s judgment is required to comply with applicable laws and regulations.

oCONFIDENTIALITY, ETC.: At the time of your commencement date and as a condition of your employment, you will also execute and deliver the Company’s Confidentiality, Work Product, and Non-solicitation Agreement.

oPRIOR EMPLOYMENT: During your employment with the Company, you shall not bring any of your prior employers’ confidential information or trade secrets to any Company office or other location, or download any such confidential information or trade secrets onto any Company system or device. You further acknowledge that the Company expects and directs its associates to fully comply with any contractual and other legal obligations to their former employers, including any non-solicitation obligations and prohibitions on the unauthorized use or disclosure of confidential information and trade secrets. You represent that you do not have any restrictions, such as a non-compete with your prior employer, that would prohibit you from commencing employment with The Children’s Place.

Unless specifically stated in this offer letter, all terms and conditions of your employment are as provided by and subject to the policies, practices, and plans of The Children’s Place, Inc. and its affiliates as in effect from time to time.

This offer of employment is not to be construed as an employment contract, expressed or implied, and it is specifically understood that your employment is at-will (this means that either you or the Company may terminate your employment at any time with or without cause) and further that there is no intent on the part of the Company or yourself, for continued employment of any specified period of time.

We look forward to you joining our team. We are confident that you will make a strong contribution to our continued growth and success. Should you have any questions concerning the specifics of our offer to you, or the benefit programs, please do not hesitate to call.

Sincerely,

Jared Shure	Date
Chief Administrative Officer, General Counsel & Secretary

Agreed and Accepted:

John Szczepanski	Date